SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): April 9, 2001

                       DTI HOLDINGS, INC.
      (Exact Name of Registrant as Specified in its Charter)


       Missouri              333-50049             43-1828147
   (State or Other        (Commission File       (IRS Employer
   Jurisdiction of            Number)        Identification Number)
    Incorporation)


    8112 Maryland Ave., 4th Floor, St. Louis, Missouri 63105
             (Address of Principal Executive Office)


 Registrant's telephone number, including area code: (314) 253-6600


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Item 5. Other Events

The Company recently reached an agreement with Adelphia Business Solutions (ABS) to amend a November 1999 IRU Agreement between the parties. Under the terms of the Amendment, all penalties accruing to ABS as a result of the Company's failure to deliver routes by the contractual due dates ceased as of December 31, 2000. In addition, the Amendment allows ABS to terminate four
additional routes or portions thereof.   However, the Amendment
does not allow further route terminations if DTI delivers all remaining routes by September 30, 2001. The route cancellations will not require the repayment to ABS of any prepayments received by the Company for those cancelled routes. Those prepayments will be credited against amounts owed to the Company when the remaining routes are accepted by ABS. ABS will be allowed to defer all remaining route acceptances until January 2002, along with the payment of the remaining net approximately $8.5 million due to DTI. The amounts payable to DTI upon route delivery will accrue interest at 11% from the actual dates of delivery of the routes until their acceptance in January 2002, or their earlier acceptance at the option of ABS.


                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   DTI HOLDINGS, INC.

Date: April 9, 2001                By:  /s/Gary W. Douglass
                                        Interim President and CEO